                                                                    Exhibit 4(d)


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                                 LOAN AGREEMENT

                                    between

                          THE DIRECTOR OF DEVELOPMENT
                              OF THE STATE OF OHIO

                                      and

                                  LESCO, INC.





                                     Dated

                                     as of

                                January 28, 1988



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

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT made and entered into as of December ____, 1987 between the Director of Development of the State of Ohio (the "Director"), and Lesco, Inc., an Ohio corporation (the "Company"), under the circumstances summarized in the following recitals (the capitalized terms used in the recitals being used therein as defined in Article I hereof):

     A. Pursuant to the Act, the Director is authorized, among other things, to make loans to assist in the financing of an Eligible Project.

     B. The Company has requested that the Director provide the financial assistance for the Project hereinafter described.

     C. The Director has determined that the Project constitutes an Eligible Project and that the financial assistance to be provided pursuant to this Agreement is appropriate under the Act and will be in furtherance and in implementation of the public policy set forth in the Act.

     D. The financial assistance to be provided pursuant to this Agreement has been reviewed and approved by the Development Financing Advisory Board and the Controlling Board, pursuant to the Act.

     NOW, THEREFORE, in consideration of the premises and the representations and agreements hereinafter contained, the Director and the Company agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1. USE OF DEFINED TERMS. In addition to the words and terms elsewhere defined in this Agreement or by reference to the Security Document or other instruments, the words and terms set forth in Section 1.2 hereof shall have the meanings therein set forth unless the context or use expressly indicates different meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms therein defined.

     Section 1.2. DEFINITIONS. As used herein:

     "Act" means Chapter 166, Ohio Revised Code, as from time to time enacted and amended.

     "Agreement" means this Loan Agreement, as from time to time amended or supplemented.

     "Allowable Costs" means "allowable costs" of the Project within the meaning of the Act.

     "Application" means the Application of the Company submitted to the Director requesting assistance under the Act.

     "City" means Martins Ferry, Belmont County, Ohio.

     "Closing Date" means January 28, 1988, the date of execution and delivery of the Loan Documents.

     "Commitment" means the Commitment Letter between the Director and the Company dated September 2, 1987.

     "Completion Date" means the date of completion of the Project, as certified by the Company pursuant to Section 3.5 hereof.

     "Controlling Board" means the Controlling Board of the State.

     "Cost Certification" means a certification of the Company, as of a specified date, setting forth in reasonable detail the costs incurred and, if appropriate, to be incurred, by the Company in completing the provision of the Project, including a detail by category of all Allowable Costs.

     "Development Financing Advisory Board" means the Development Financing Advisory Board of the State.

     "Disbursement" means a disbursement by the Director of a portion of the Loan to provide funds for the payment of Allowable Costs.

     "Disbursement Date" means such date on which the Director shall have made a Disbursement to the Company, which shall be not later than ten (10) days after the Company shall have satisfied all conditions to disbursement set forth in Section 3.6 and 3.8 of this Loan Agreement, subject, however, in each instance to the Director's sole discretion with respect to the amount, if any, of such Disbursement.

     "Eligible Project" means an "eligible project" within the meaning of the Act.

     "Escrow Agent" means the Title Company, in its capacity as Escrow Agent under the Escrow Agreement, if applicable.

     "Escrow Agreement" means the Escrow Agreement of even date herewith among the Company, the Director and the Escrow Agent, if applicable.

     "Event of Default" means any of the events described as an event of default in Section 5.1 hereof.

     "Final Cost Certification" means the cost certification dated as of the Completion Date.

     "Final Disbursement Date" means the latest date on which a Disbursement may be made by the Director to the Company, which date shall be August 1, 1989, or such subsequent date as may be established by the Director in writing in accordance with Section 3.7 hereof for the disbursement of the Loan.

     "Governing Instruments" means the articles of incorporation and code of regulations (or by-laws) of the Company.

     "Governmental Authority" means, collectively, the State, any political subdivision thereof, any municipality, and any agency, department, commission, board or bureau of any of the foregoing having jurisdiction over the Project.

     "Initial Cost Certification" means the cost certification dated as of the Closing Date.

     "Lender" means Irving Trust Company.

     "Lender Loan" means the loan in the principal amount of Five Million Eight Hundred Seventy-Five Thousand Dollars ($5,875,000) made by the Lender to the Company pursuant to the Lender's commitment therefor.

     "Lender Loan Documents" means all documents evidencing or securing the Lender Loan.

     "Loan" means the loan by the Director to the Company in the total sum of the Loan Amount, to be disbursed pursuant to Section 3.8 hereof.

     "Loan Amount" means the lesser of (i) One Million Dollars ($1,000,000) or
(ii) seventeen percent (17%) of the Allowable Costs of the Project, as determined by the Director in his sole discretion pursuant to this Agreement.

     "Loan Approval Documents" means, with respect to the Loan, the Recommendation of the Director to the Development Financing Advisory Board dated July 9, 1987, the Resolution of the Development Financing Advisory Board dated July 9, 1987, the Approval of the Controlling Board dated August 10, 1987 and the Commitment.

     "Loan Documents" means all documents and instruments delivered to or required by the Director to evidence or secure the Loan, including this Agreement, as required by the Commitment and this Agreement.

     "Note" means the promissory note, in the form attached hereto as Exhibit A, evidencing the obligation of the Company to repay the Loan.

     "Notice Address" means:

     (a) As to the Director:                    Department of Development
                                                P.O. Box 1001
                                                Columbus, OH 43266-1001
                                                Attn: Director
                and
                                         Calfee, Halter & Griswold
                                         1800 Society Building
                                         Cleveland, OH 44114
                                         Attn: Robert A. Richardson

     (b) As to the Company:              Lesco, Inc.
                                         20005 Lake Road
                                         Rocky River, Ohio 44116
                                         Attn: Daniel G. Dunstam

                                                 and

                                         Arter & Hadden
                                         1100 Huntington Building
                                         Cleveland, Ohio 44115
                                         Attn: John W. Waldeck, Jr.

or such additional or different address, notice of which is given under Section
6.2 hereof.

     "Plans and Specifications" means the plans and specifications or other appropriate documents describing the Project prepared by or at the direction of the Company.

     "Project" means the Project Site, Project Equipment and the Project Facilities, together constituting an Eligible Project.

     "Project Equipment" means the equipment, machinery and other property described in Exhibit D attached hereto.

     "Project Facilities" means the buildings, structures, additions and improvements described in Exhibit B attached hereto and more particularly described in the Plans and Specifications.

     "Project Purposes" means the acquisition of the Project Site, the acquisition and rehabilitation of the Project Facilities and the acquisition and rehabilitation of the Project Equipment for use in the manufacture of products used in the lawn care industry, including but not limited to fertilizers, herbicides and mowers.

     "Project Site" means the real estate described in Exhibit C attached hereto.

     "Provision" means, as applicable, the acquiring, constructing, reconstructing, rehabilitating, renovating, enlarging, improving, equiping or furnishing of the Project.

     "Security Document" means, collectively, the "Open-End Shared Mortgage and Security Agreement," and "UCC Financing Statements" of even date herewith, as from time to time amended or supplemented.

     "State" means the State of Ohio.

          "Title Company" means a title insurance company selected by the Company which is acceptable to the Director.


          Section 1.3. Certain Words and References. Any reference herein to the Director shall include those succeeding to his functions, duties or responsibilities pursuant to or by operation of law or lawfully performing such functions. Any reference to a section or provision of the Constitution of the State or to the Act or to a section, provision or chapter of the Ohio Revised Code shall include such section, provision or chapter as from time to time amended, modified, revised, supplemented or superseded.

          The terms "hereof," "hereby," "herein," "hereto," "hereunder" and similar terms refer to this Agreement; and the term "heretofore" means before, and the term "hereafter" means after, the Closing Date.

                                   ARTICLE II

                       DETERMINATIONS AND REPRESENTATIONS


          Section 2.1. Determinations of the Director. Pursuant to the Act and on the basis of the representations and other information provided by the Company, the Director has heretofore made certain determinations, as set forth in the Loan Approval Documents, which are hereby confirmed, and the Director hereby determines that the financial assistance to be provided by the State pursuant to this Agreement will conform to the requirements of the Act, including Section 166.07 thereof, and will further and implement the purposes of the Act by creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

          Section 2.2. Representations of the Company. The Company hereby represents and warrants that:

          (a) It is a corporation for profit duly organized, validly existing and in good standing under the laws of the State.

          (b) It has full power and authority to execute, deliver and perform the Loan Documents and the Lender Loan Documents, and to enter into and carry out the transactions contemplated thereby. Such execution, delivery and performance do not, and will not, violate any provision of law applicable to the Company or the Governing Instruments of the Company and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Company is a party or by which it or any of its property or assets is or may be bound. The Loan Documents and the Lender Loan Documents have, by proper action, been duly authorized, executed and delivered and all necessary actions have been taken to constitute the Loan Documents and the Lender Loan Documents legal, valid and binding obligations of the Company.

          (c) The provision of financial assistance pursuant to the Loan Approval Documents and this Agreement induced the Company to provide the Project, thereby creating new jobs or preserving existing jobs and employment opportunities and improving the economic welfare of the people of the State.

          (d) The Provision of the Project will be completed and the Project will be operated and maintained in such manner as to conform with all applicable zoning, planning, building, environmental and other applicable governmental regulations imposed by Governmental Authority and as to be consistent with the purposes of the Act.

          (e) It presently intends that the Project will be used and operated in a manner consistent with the Project Purposes until the date on which the Loan has been fully repaid, and the Company knows of no reason why the Project will not be so operated.

          (f) There are no actions, suits or proceedings pending or threatened against or affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents or the Lender Loan Documents or materially adversely affect the financial condition of the Company.

          (g) The Company is not in default under any of the Loan Documents or the Lender Loan Documents, or in the payment of any indebtedness for borrowed money or under any agreement or instrument evidencing any such indebtedness, and no event has occurred which by notice, the passage of time or otherwise would constitute any such event of default.

          (h) The Project Site is zoned by the City under a zoning ordinance which permits the Provision of the Project thereon in accordance with the Plans and Specifications; and all utilities, including water, storm and sanitary sewer, gas, electric and telephone, and rights of access to public ways shall be available or will be provided to the Project Site in sufficient locations and capacities to meet the requirements of operating the Project and of any applicable Governmental Authority.

          (i) The Company has made no contract or arrangement of any kind, other than the Loan Documents and the Lender Loan Documents, which has given rise to or the performance of which by the other party thereto would give rise to a lien or claim of lien on the Project or other collateral covered by the Loan Documents or the Lender Loan Documents, except for a mortgage to the City of Martins Ferry, Ohio and Belmont County with respect to a loan of Eighty Thousand Dollars ($80,000) in connection with the Project.

          (j) No representation or warranty of the Company contained in any of the Loan Approval Documents, Loan Documents or Lender Loan Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Director of the Lender by or on behalf of the Company (including, without limitation, the Application) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

          (k) The financial statements of the Company heretofore delivered to the Director are true and correct, in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition and the results of operation of the Company as of the dates thereof. No materially adverse change has occurred in the financial condition of the Company reflected therein since the respective dates thereof.

          (l) All proceeds of the Loan shall be used for the payment of Allowable Costs relating to Provision of the Project. No part of any such proceeds shall be knowingly paid to or retained by the Company or any partner, officer, shareholder, director or employee of the Company as a fee, kick-back or consideration of any type. The Company has no identity of interest with the general contractor or any architect, subcontractor, laborer or materialman performing work or services or supplying materials in connection with the Provision of the Project; provided however that certain employees of the Company are anticipated to perform services in connection with the Provision of the Project.

          (m) The Company has a good and marketable title to a fee simple interest in the Project Site and Project Facilities subject in all cases to no lien, charge, easement, condition, restriction or encumbrance except as created by the Loan Documents and the Lender Loan Documents, or shown as Permitted Encumbrances under the Parity Open-End Mortgage and Security Agreement.

          (n) Except as disclosed (i) elsewhere in this Agreement and the Loan Documents, and (ii) in the title policy pursuant to Section 3.6(d) hereof, and except as created by the Loan Documents and the Lender Loan Documents, and except for utility easements, there are no other easements or agreements, including, without limitation, parking agreements, encroachment agreements, access easements, service agreements and other similar agreements affecting the Project.

          (o) To the best of our knowledge of the Company, the Project Site has never contained and does not currently contain nor is it contaminated by, any hazardous or toxic waste materials in violation of any applicable environmental laws or regulations, including, but not limited to Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USG 9601 et seq. and Chapter 375 of the Ohio Revised Code; and to the best of our knowledge of the Company, no "clean-up" of the Project has occurred pursuant to any applicable federal or state environmental laws or regulations which would give rise to (i) liability on the part of any person, entity or association to reimburse any governmental authority for the costs of any such "clean-up" or (ii) a lien or encumbrance of the Project Site.


                                  ARTICLE III

          LOAN; PROVISION OF PROJECT; CONDITIONS TO DISBURSEMENT DATE



          Section 3.1. Loan and Repayment. On the terms and conditions of this Agreement and the Commitment, the Director shall lend to the Company the Loan Amount to assist in the financing of the Project. The Loan shall be evidenced by this Agreement and the Note and secured by the Security Document and other Loan Documents, as applicable. Those instruments shall be executed and delivered by the Company to the Director on the Closing Date, concurrently with the execution and delivery of this Agreement and the delivery of all other documents and the satisfaction of all other closing conditions required by this Agreement and the Commitment. The Security Document and other Loan Documents evidencing or securing the Loan which are to be recorded shall be deposited with the Escrow Agent pursuant to the Escrow Agreement for filing and recording in connection with the disbursement of the Loan, or may be filed for record prior to disbursement if deemed appropriate by the Director. The Loan shall be disbursed on the Disbursement Date pursuant to Section 3.8 hereof upon the satisfaction of the conditions set forth in Section 3.6 hereof. The Loan shall be disbursed only from, and only to the extent that on the Disbursement Date funds not heretofore committed are available to make the Loan from moneys in the "Facilities Establishment Fund" created by the Act.

          The terms of repayment of the Loan shall be as set forth in the Note and the Company shall make all payments required to be made under the Note as and when due.

          Section 3.2. Provision of Project. The Company (a) has commenced or shall promptly hereafter commence the Provision of the Project; (b) shall pay all expenses incurred in such Provision from funds made available therefor in accordance with this Agreement or otherwise; and (c) shall demand, sue for, levy and recover all sums of money and debts which may be due and payable under the terms of any contract, order, receipt, guaranty, warranty, writing or instruction in connection with the Provision of the Project and will enforce the terms of any contract, agreement, obligation, bond or other performance security with respect thereto. The Company confirms its agreement in the Commitment that all wages paid to laborers and mechanics employed on the Project shall be paid at not less than the prevailing rates of wages for laborers and mechanics for the class of work called for by the Project, which wages shall be determined in accordance with the requirements of Chapter 4115, Ohio Revised Code, for determination of prevailing wage rates; provided that if the Company undertakes, as part of the Project work to be performed by its regular bargaining unit employees who are covered under a collective bargaining agreement which was in existence prior to the date of the Commitment, the rate of pay provided under the applicable collective bargaining agreement may be paid to such employees.

          Section 3.3. Plans and Specifications; Inspections. At his option, the Director may retain, at the Company's expense, an architect, engineer, appraiser or other consultant for the purpose of approving the Plans and Specifications, verifying costs and performing inspections as Provision of the Project progresses. Such inspections or approvals of Plans and Specifications or the Project Facilities shall impose no responsibility or liability of any nature upon the Director, the State, their agents, representatives or designees nor, without limitation, carry any warranty or representation as to the adequacy or safety of the structures or any of their component parts or any other physical condition or feature pertaining to the Project Facilities. The Company shall, at the request of the Director, make periodic reports (including, if required, submission of updated Cost Certifications) to the Director concerning the status of completion and the expenditure of costs in respect thereof.

          The Company may revise the Plans and Specifications from time to time; provided that no material revision shall be made (a) which would change the Project Purposes to purposes other than those permitted by the Act; (b) without obtaining, to the extent required by law, the approval of any applicable Governmental Authority; and (c) without the prior written approval of the Director if such revision would change the amounts set forth in the most recently furnished Cost Certification. In any event, all revisions to the Plans and Specifications shall be promptly filed with the Director.

          Section 3.4. Company Required to Pay Costs in Event Proceeds Insufficient. In the event that the proceeds of the Loan and the Lender Loan are not sufficient to pay all costs of the Project, the Company will, nonetheless and irrespective of the cause of such deficiency, complete the Project in accordance with the Plans and Specifications and pay all costs of such completion in full from its own funds.

          Section 3.5. Completion Date. The Completion Date shall occur not later than August 1, 1989 and shall be evidenced to the Director by (a) a certificate of the Company stating the Completion Date, that all licenses, permits and approvals, including a certificate of occupancy, required by any Governmental Authority have been procured and/or obtained, and (b) that all improvements and additions reflected in the Plans and Specifications have been made, that all costs of providing the Project have been paid and the date as of which operation of the Project shall commence, which certificate shall be accompanied by the Final Cost Certification, and if Provision of the Project entailed construction, by completed Forms AIA-G702 and G703.

          Section 3.6. Conditions to Disbursement. The disbursement of the Loan shall be made on or before the Disbursement Date, provided the Director shall have received the following on or before the initial Disbursement Date or on such later date as is hereinafter specifically noted:

          (a)  the executed Note;

          (b) the items required by Section 3.5 hereof (except that the items required by 3.5(b) shall be delivered on or before the Final Disbursement Date);

          (c) prior to each disbursement, an affidavit pursuant to Section 4115.07, Ohio Revised Code, of each contractor and subcontractor which performed work in connection with the Project, prior to such Disbursement, certifying as to full compliance with Chapter 4115, Ohio Revised Code;

          (d) a paid ALTA loan policy of title insurance issued by the Title Company, in the Loan Amount, insuring the Director's interest created by the Security Document at the level of priority therein stated to be a valid lien on the Project Site (including all appurtenances thereto) and the Project Facilities free and clear of all defects and encumbrances except as created by the Loan Documents and the Lender Loan Documents or consisting of Permitted Encumbrances as set forth in the Security Document, with such endorsements as the Director may require, which policy shall contain:

               (i)    affirmative insurance coverage against mechanic's liens;

               (ii) no survey exception not theretofore approved by the Director and his legal counsel;

               (iii) affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and any other matters to which the Director may have objection or require affirmative insurance coverage; and

               (iv) the results of a UCC search and federal tax lien search in the county(s) wherein the Project is located and the Company has its principal place of business;

               (v) an endorsement dated the date of each Disbursement updating the policy to the date of such Disbursement;

          (e) a current (dated not more than sixty (60) days prior to the Disbursement Date) as-built survey of the Project Site, prepared by a licensed surveyor acceptable to the Director, certified to the Director and the Title

               Company, pursuant to certificate of survey acceptable to the Director, showing:

               (i) the location of the perimeter of the Project Site by courses and distances with all reference points shown or referred to in the aforesaid title report;

               (ii) all easements (including those easements whose existence is disclosed by physical inspection of the Project Site), rights-of-way and the location of all utility lines serving the Project Site;

               (iii)  the established building lines;

               (iv) the full legal description of the Project Site (conforming to the legal description subject to the aforesaid title policy) and a certification as to the acreage and square footage thereof;

               (v) the highway and street right-of-way lines abutting the Project Site and the width thereof;

               (vi) encroachments upon the Project Site and the extent thereof in feet and inches;

               (vii) the Project Facilities and the relation thereof by distances to the perimeter of the Project Site, the established building lines and the street lines; and

               (viii) if the Project Site is described as being a filed map, a legend relating the survey to said map;


          (f) certification prior to each Disbursement by the Company that its representations and warranties made in the Loan Approval Documents or Loan Documents remain true, accurate and complete as of the Disbursement Date and no default or event which, by notice, the passage of time or otherwise, would constitute a default, exists under the Loan Documents or the Lender Loan Documents;

          (g)  certificate of occupancy;

          (h) evidence of the liability and property insurance required by the Security Document;

          (i)  evidence of zoning compliance;

          (j)  evidence of availability and adequacy of utilities;

          (k)  copies of all building permits;

          (l) determination of prevailing wage by the Department of Industrial Relations and, prior to each Disbursement, certifications concerning payment of prevailing wages to the date thereof;

          (m) Cost Certifications and a final Cost Certification prior to Final Disbursement;

          (n)  the duly executed Security Document;

          (o)  the Plans and Specifications;

          (p) the Company's Certificate of Corporate Good Standing issued by the Secretary of State of the State, dated within ten (10) days of the Disbursement Date;

          (q) certified copies of the resolutions of the Company authorizing execution and delivery of all documents with respect to the Loan and the Lender Loan;

          (r) financing statements to evidence and perfect the security interests created by the Security Document;

          (s)  certificate of incumbency as to the Company;

          (t) copies, certified by the Company to be true, correct and complete, of the following:

               (i)   the Governing Instruments of the Company; and

               (ii)  the Lender Loan Documents;

          (u) an opinion of the Company's counsel, which sets forth the following:

               (i) that the Company is a corporation organized and validly existing under the laws of, and in good standing with, the State;

               (ii) that the Company has power and authority to own its properties and conduct its business;

               (iii) that the execution of the Loan Documents by the Company does not conflict with the Governing Instruments of the Company;

               (iv) that the Agreement, the Loan Documents, the Note, Security Document and the Lender Loan Documents have been duly authorized, executed and delivered by the Company and are valid and binding instruments, enforceable against the Company in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency or other laws or equitable principles affecting the enforcement of creditor's rights generally; and that the

                      Company has taken all actions necessary to authorize the execution and delivery of the same;

               (v) that there are no approvals or authorizations of any Governmental Authority necessary or required for the sale, at foreclosure, of the project, including without limitation, subdivision approval, and the Project may be sold separately from any other property owned by the Company;

               (vi) to the best of our knowledge and belief after due investigation there are no actions, suits or proceedings, at law or in equity, or before or by any court, public board or body, pending or threatened or affecting the Company or the Project which, if adversely determined, would individually or in the aggregate materially impair the ability of the Company to perform any of its obligations under the Loan Documents or the Lender Loan Documents;

               (vii) that the use and operation of the Project for its intended purposes comply with all applicable zoning ordinances, regulations and environmental protection laws affecting the Project, and all requirements for such use and operation have been satisfied;

               (viii) to the best of our knowledge and belief the execution of the Loan Documents and the consummation of the transactions contemplated in this Agreement will not result in a breach or violation or default under any judgment, decree, loan, mortgage, agreement, indenture or other instrument applicable to the Company;

               (ix) to the best of our knowledge and belief, the Company is not in default under any contract, agreement or other instrument by which it is bound, in the payment of any monetary obligation, or with respect to any judgment, order, injunction or regulation of any court or governmental authority, and there exists no condition or event which after notice or lapse of time or both would constitute any such default.

          (v) evidence satisfactory to the Director that the Project is not located in a flood-prone area as defined by the United States Department of Housing and Urban Development in the Flood Disaster Protection Act of 1973, as amended, or if the Project is located in a flood-prone area, that appropriate flood insurance or other satisfactory measures have been taken to protect the Project from flood damage.

          (w)  all licenses and permits required by Governmental Authority;

          (x) certified list of all contractors and subcontractors (names and addresses) who worked on the Project, complete to the date of each Disbursement;

          (y) such other certifications, documents or opinions as the Director may reasonably request.


          Section 3.7. Postponement of Final Disbursement Date. At the written request of the Company setting forth the reasons therefor and received at least twenty (20) days prior to the Final Disbursement Date, the Director may, but shall be under no obligation to, postpone the Final Disbursement Date to a later date. No such postponement will be deemed to have been granted unless stated in a writing signed by the Director specifying the length of the extension given. If for any reason the Loan shall not have been disbursed on or before the Final Disbursement Date or such subsequent date as the Director shall have specified in writing pursuant to the preceding sentence, the Director shall have no obligation to make further Disbursements. For purposes of this Section, time is of the essence.

          Section 3.8. Disbursement of Loan. Not less than ten days prior to each Disbursement requested by the Company, the Company shall supply the Director with a written request executed by the Company for a Disbursement, which request shall set forth the amount sought, shall constitute a covenant and affirmation of the Company that the warranties and conditions of this Agreement are being complied with, and that no Event of Default has occurred as of the Disbursement Date. Each request for a Disbursement shall be accompanied by a Cost Certification and, in addition, the Director shall receive an endorsement to the ALTA loan policy of title insurance described in Section 3.6(d) updating said policy to the Disbursement Date, without additional exceptions or objections except taxes and assessments not currently due and payable and such other matters as to which the Director may have consented. Provided the Director is satisfied that the Company has complied with the foregoing conditions, the Director shall make the Disbursement not to exceed the Loan Amount by delivering funds directly to the Company or at the direction of the Company, as determined by the Director in his sole discretion based on the Cost Certification in accordance with and subject to the following conditions:

          (a) The Director shall make no more than four (4) Disbursements with respect to the Project, the last of which shall occur not later than the Final Disbursement Date, and each Disbursement Date, at the Director's option, shall occur on the first day of the calendar month following the Company's request for Disbursement submitted to the Director;

          (b)  The amount of each Disbursement shall be equal to the lesser of:
               (i) with respect to the initial Disbursement;

               the Loan Amount, or (ii) with respect to Disbursements subsequent to the initial Disbursement, the Loan Amount less the aggregate amount of all prior Disbursements, or (iii) 13.33% of Allowable Costs as disclosed by the Cost Certification, but in no event shall the Director be obligated to honor a request for Disbursement unless the amount thereof is equal to or exceeds
               Two Hundred Fifty Thousand Dollars ($250,000);

          (c) The Director shall cause the Note to be endorsed on each Disbursement Date in the amount of the Disbursement, and interest shall accrue thereon commencing as of the Disbursement Date.

          Section 3.9. Payment of Costs; Indemnification. The Company shall pay all costs incident to the Loan, including recording and title fees, title examination and insurance fees and escrow fees. The Company shall defend, indemnify and hold the Director and any officials of the State harmless against any and all loss, cost, expense, claims or actions arising out of or connected with the execution and delivery of this Agreement or any other Loan Documents and the preparation of documents relating to the Disbursement of the Loan, including all aforementioned costs and expenses, regardless of whether or not the Disbursement of the Loan shall actually occur. The provisions of this Section will survive the termination of this Agreement.


                                   ARTICLE IV

                      ADDITIONAL COVENANTS AND AGREEMENTS


          Section 4.1. Information Concerning Operations. At the request of the Director and, in any event, within seventy-five (75) days after the last day of each fiscal year of the Company beginning with the fiscal year in which the Completion Date occurs, the Company shall furnish to the Director a report on Project operations setting forth the total number of employees then employed on the Project and such other employment, economic and statistical data concerning the Project as may reasonably be requested by the Director.

          Section 4.2. Affirmative Covenants of the Company. Throughout the term of this Agreement, the Company shall:

          (a) Taxes and Assessments. Pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon it, its income or any of its property, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon its property.

               Notwithstanding the preceding paragraph, the Company may, at its expense and after prior notice to the Director, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments, governmental charges, levies and claims and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid. However, if at any time the Director shall notify the Company that, in the opinion of legal counsel satisfactory to the Director, by nonpayment of any such items the lien created by the Security Document as to any part of the Project will be materially affected or the Project or any part thereof will be subject to imminent loss or forfeiture, the Mortgagor shall promptly pay such taxes, assessments, charges, levies or claims.

          (b) Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights and franchises.

          (c) Maintain Property. Maintain and keep its property in good repair, working order and condition, and from time to time make all repairs, renewals and replacements which, in the opinion of the Company, are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this subsection (c) shall prevent the Company from selling or otherwise disposing of any property whenever, in the good faith judgment of the Company, such property is obsolete, worn out, without economic value or unnecessary for the conduct of the business of the Company.

          (d) Maintain Insurance. Keep all of its insurable property insured against loss or damage by fire and other risks, maintain public liability insurance against claims for personal injury, death, or property damage suffered by others upon, in or about any premises occupied by the Company; and maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business. All insurance for which provision has been made in this subsection (d) shall be maintained against such risks and in at least such amounts as such insurance is usually carried by persons engaged in the same or similar businesses, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that it may effect worker's compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accordance with applicable law.

          (e)  Furnish Information. Furnish to the Director:

               (i) Quarterly Reports. Within sixty (60) days after the end of each quarterly period of each fiscal year of the Company, the balance sheet of the Company as at the end of such quarterly period, together with related statements of income and retained earnings (or accumulated deficit) and changes in financial position for such quarterly period, setting forth in comparative form the corresponding figures as at the end of or for the corresponding quarter of the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to usual year-end audit adjustments.

               (ii) Annual Reports. Within one hundred twenty (120) days after the last day of each fiscal year of the Company, a copy of its audit report containing a balance sheet of the Company as at the end of such fiscal year, together with related statements of income and retained earnings (or accumulated deficit) and changes in financial position for such fiscal year, setting forth in comparative form the corresponding figures as at the end of or for the previous fiscal year, all in reasonable detail and all examined by and accompanied by a review letter or opinion of its independent certified public accountants to the effect that such financial statements were prepared in accordance with the generally accepted accounting principles consistently applied, and present fairly the Company's financial position at the close of such periods and the results of its operations for such periods.

               (iii) Certificate; No Default. With the financial reports required to be furnished under this Section, a certificate of the Company's chief executive officer or chief financial officer stating that (a) no Event of Default has occurred and is continuing and no event or circumstance which would constitute an Event of Default, but for the requirement that notice be given or time elapse or both, has occurred and is continuing, or, if such an Event of Default or such event or circumstance has occurred and is continuing, a statement as to the nature thereof and the action which the Company proposes to take with respect thereto, and that (b) no action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, is pending or threatened, which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by this Agreement or the other Loan Documents or would materially and adversely affect its business, operations, properties, assets or condition, all as of the date of such certificate, except as disclosed in such certificate.

               (iv) Other Information. Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company as the Director may reasonably request.

          (f) Deliver Notice. Forthwith upon learning of any of the following, deliver written notice thereof to the Director, describing the same and the steps being taken by the Company with respect thereto:

               (i) the occurrence of an Event of Default or an event or circumstance which would constitute an Event of Default, but for the requirement that notice be given or time elapse or both, or

               (ii) any action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, instituted or threatened which, if adversely determined, would materially impair the right or ability of the Company to carry on the business which is contemplated in connection with the Project or would materially impair the right or ability of the Company to perform the transactions contemplated by the Loan Documents, or would materially and adversely affect its business, operations, properties, assets or condition, or

               (iii) the occurrence of a Reportable Event, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), under, or the institution of steps by the Company to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Company may have liability.


          (g) Inspection Rights. At any reasonable time and from time to time, permit the Director, or any agents or representatives thereof, to examine and make copies of and abstract from the records and books of account of, and visit the properties of, the Company and discuss the general business affairs of the Company with any of its officers; provided, however, that the Company reserves the right to restrict access to any of its facilities in accordance with reasonably adopted procedures relating to safety and security.

          Section 4.3. Negative Covenants of the Company. Throughout the term of this Agreement, the Company shall not:

          (a) Maintain Existence. Sell, transfer or otherwise dispose of all, or substantially all, of its assets, consolidate with or merge into any other entity, or permit one or more entities to consolidate with or merge into it; provided, however, that the Company may, without violating the agreement contained in this subsection (a), consolidate with or merge into another corporation, or sell, transfer or otherwise dispose of all, or substantially all, of assets as a corporation and thereafter dissolve, if: (i) the prior written consent of the Director is obtained; (ii) the surviving, resulting or transferee corporation, as the case may be, assumes in writing all of the obligations of the Company hereunder (if such surviving, resulting or transferee corporation is other than the Company); and (iii) the surviving, resulting or transferee corporation, as the case may be, is a corporation duly organized and validly existing under the laws of the State or duly qualified to do business therein, and has a net worth of not less than that of the Company immediately prior to such disposition, consolidation or merger, transfer or change of form.

          (b) ERISA. Voluntarily terminate any employee benefit plan or other plan (a "Plan") maintained for employees of the Company and covered by Title IV of ERISA, so as to result in any material liability of the Company to the Pension Benefit Guaranty Corporation ("PBGC"), enter into any Prohibited Transaction (as defined in Section 4975 of the Internal Revenue Code of 1954, as amended, and in ERISA) involving any Plan which results in any material liability of the Company to the PBGC, cause any occurrence of any Reportable Event (as defined in Title IV of ERISA) which results in any material liability of it to the PBGC, or allow or suffer to exist any other event or condition which results in any material liability of the Company to the PBGC.

          (c) Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

     (d) Assignment or Lease. In whole or in part, assign this Agreement or lease or grant the right to occupy or use the Project to others, without the prior written consent of the Director.

     (e)  Without the prior written consent of the Director,

          (i) Suspension of Operation. Suspend or discontinue operation of the Project.

          (ii) Removal of Assets. Remove, transfer or transport any of the Company's assets that are subject to the Security Document from the State other than the operation of motor vehicles, the shipment of goods in the ordinary course of business or the sale of assets in the ordinary course of business.

                                   ARTICLE V

                  EVENTS OF DEFAULT AND REMEDIES; TERMINATION

     Section 5.1. Events of Default. Each of the following shall be an "Event of Default":

     (a) The Company shall fail to pay any amount payable pursuant to this Agreement on the date on which such payment is due and payable or under the Note within ten (10) days after the date on which such payment is due and payable; or

     (b) The Company shall fail to observe and perform any agreement, term or condition contained in this Agreement other than as required pursuant to subsection (a) above, and such failure continues for a period as the Director may agree to in writing; provided, that if the failure is of such nature that it can be corrected but not within the applicable period, such failure shall not constitute an Event of Default so long as the Company institutes curative action within the applicable period and diligently pursues such action to completion; or

     (c) Any representation or warranty made by the Company (or any of its officers) herein or in any other Loan Documents, Loan Approval Documents or Lender Loan Documents or in connection herewith or therewith shall prove to have been incorrect in any material respect when made; or

     (d) The Company shall fail to pay any indebtedness of the Company in excess of Fifty Thousand Dollars ($50,000), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, by acceleration, on demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness or otherwise agreed upon by the holder of such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, the foregoing shall not be deemed to be an Event of Default if, at the Company's expense and after prior notice to the Director, by appropriate proceedings diligently prosecuted, the Company contests in good faith the validity or amount of any of the foregoing items and during the period of contest, and after notice to the Director, may permit the items so contested to remain unpaid; provided further that, if at any time the Director, in his sole discretion, shall instruct the Company to pay any such items and such items are not paid within three (3) days after notice from the Director, such failure to pay shall be an Event of Default hereunder; and or

     (e) The Company commences a voluntary case concerning it under Title II of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and relief is ordered against the Company, or the petition is controverted but is not dismissed within sixty (60) days after the commencement of the case; or the Company is not generally paying its debt as such debts become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company; or the Company commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect; or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or the Company is adjudicated insolvent or bankrupt; or the Company fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding any such case or proceeding or in the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days; or the Company makes a general assignment for the benefit of creditors; or any action is taken by the Company for the purpose of effecting any of the foregoing; or a receiver or trustee or any other officer or representative of the court or of creditors, or any court, governmental officer or agency, shall under color of legal authority, take and hold possession of any substantial part of the property or assets of the Company for a period in excess of sixty (60) days; or

     (f) A judgment or order for the payment of money in excess of Fifty Thousand Dollars ($50,000.00) shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (g) Any default under the Note, the Security Document or any other Loan Document or Lender Loan Documents shall have occurred and be continued; or

     (h)  The Company fails to meet its minimum funding requirements under
          Section 301 et seq. of ERISA, with respect to any of its Plans.

     Section 5.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

     (a) If the Loan has not been disbursed, the Director may terminate any and all of its obligations under this Agreement and the Commitment;

     (b) The Director may declare all payments under the Note to be immediately due and payable, whereupon the same shall become immediately due and payable;

     (c) The Director may exercise any or all or any combination of the remedies specified in Section 6.3 of the Open-End Parity Mortgage and Security Agreement or in any other Loan Documents;

     (d) The Director may have access to, inspect, examine and make copies of the books and records accounts and financial data of the Company; or

     (e) The Director may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Security Document, the Note or any other Loan Documents, or to enforce the performance and observance of any other obligation or agreement of the Company under the Loan Documents.

     Section 5.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Director by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, each other Loan Document, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Director to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly provided for herein or required by law.

     Section 5.4. Agreement to Pay Attorneys' Fees and Expenses. If an Event of Default shall occur and the Director shall incur expenses, including attorney's fees, in connection with the enforcement of this Agreement, or any other Loan Document, or the collection of sums due thereunder, the Company shall reimburse the Director for the expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances (as defined in the Security Document), shall constitute indebtedness secured by the Security Document, and in any action brought to collect such indebtedness or to foreclose or enforce the Security Document, the Director shall be entitled to seek the recovery of such expenses in such action.

     Section 5.5. No Waiver. No failure by the Director to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of his right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of its delivery until (a) the termination of this Agreement pursuant to Section 5.2(a) hereof or (b) such time as the Loan shall have been fully repaid and all other sums payable to the Company under this Agreement, the Security Document, the Note and the other Loan Documents shall have been paid.

     Section 6.2. Notices. All notices, certificates, requests or the communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. The

Company or the Director may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

     Section 6.3. Extent of Covenants of the Director; No Personal Liability. All covenants, obligations and agreements of the Director contained in this Agreement shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future Director in other than his official capacity acting pursuant to the Act.

     Section 6.4. Binding Effect. This Agreement shall incure to the benefit of and shall be binding in accordance with its terms upon the Director, the Company and their respective successors and assigns.

     Section 6.5. Amendments and Supplements. This Agreement may not be amended or supplemented except by an instrument in writing executed by the Director and the Company.

     Section 6.6. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

     Section 6.7. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     Section 6.8. Captions. The captions and headings in this Agreement shall be solely for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

     Section 6.9. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

                           [Signatures on next page]

          IN WITNESS WHEREOF, this Agreement has been executed and delivered all as of the date hereinbefore written.


                                        DIRECTOR OF DEVELOPMENT OF THE
                                          STATE OF OHIO, ACTING ON BEHALF
                                          OF THE STATE





                                        By:     /s/ Mark Barbash
                                            -------------------------
                                                  Mark Barbash
                                                  Deputy Director



                                        LESCO, INC., an Ohio corporation





                                        By: /s/
                                            ------------------------
                                            Title: Exec. V.P.